UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ARMOUR Residential REIT, Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

042315101
(CUSIP Number)

November 6, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐   Rule 13d-1(b)
☑   Rule 13d-1(c)
☐   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge DSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 450,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 450,000
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%* (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 450,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge OSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 50,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 50,000
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.13% (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 50,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 450,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 450,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%**  (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 450,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON PN

*    Solely in its capacity as the sole managing member of Drawbridge DSO Securities LLC.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 50,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 50,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.13% (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 50,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*   Solely in its capacity as the sole managing member of Drawbridge OSO Securities LLC.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Intermediate Fund L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 50,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 50,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.13% (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 50,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole shareholder of Drawbridge Special Opportunities Fund Ltd.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 450,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 450,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 450,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*    Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Offshore GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 50,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 50,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.13% (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 50,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Special Opportunities Intermediate Fund L.P.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Offshore Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 50,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 50,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.13% (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 50,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole limited partner of Drawbridge Special Opportunities Intermediate Fund L.P.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 500,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 500,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 500,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*    Solely in its capacity as the investment advisor of each of Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities Intermediate Fund L.P., and Drawbridge Special Opportunities Offshore Fund Ltd.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 450,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 450,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 450,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*    Solely in its capacity as the sole managing member of Drawbridge Special Opportunities GP LLC.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 500,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 500,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 500,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*    Solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 500,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 500,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 500,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON PN

*    Solely in its capacity as the sole managing member of each of FIG LLC, Fortress Principal Investment Holdings IV LLC, and Drawbridge Special Opportunities Offshore GP LLC.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 500,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 500,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 500,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON CO

*    Solely in its capacity as the general partner of Fortress Operating Entity I LP.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

CUSIP No.: 042315101
1 NAME OF REPORTING PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 500,000*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 500,000*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.80%** (based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus 500,000 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

*    Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial interest of FIG Corp.
**  The exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

Item 1.
(a)	Name of Issuer:

The name of the issuer is ARMOUR Residential REIT, Inc. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 3005 Hammock Way, Vero Beach, FL 32963.

Item 2.
(a)	Name of Person Filing:

This statement is filed by:

	(i)	Drawbridge DSO Securities LLC, a Delaware limited liability company, directly owns the Warrants described herein;

	(ii)	Drawbridge OSO Securities LLC, a Delaware limited liability company, directly owns the Warrants described herein;

	(iii)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, is the sole managing member of Drawbridge DSO Securities LLC;

	(iv)	Drawbridge Special Opportunities Fund Ltd., a Cayman Islands company, is the sole managing member of Drawbridge OSO Securities LLC;

	(v)	Drawbridge Special Opportunities Intermediate Fund L.P., a Cayman Islands exempted limited partnership, is the sole shareholder of Drawbridge Special Opportunities Fund Ltd.;

	(vi)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

	(vii)	Drawbridge Special Opportunities Offshore GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Intermediate Fund L.P.;

	(viii)	Drawbridge Special Opportunities Offshore Fund Ltd., a Cayman Islands company, is the sole limited partner of Drawbridge Special Opportunities Intermediate Fund L.P.;

(ix)
Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities Intermediate Fund L.P. and Drawbridge Special Opportunities Offshore Fund Ltd.;

	(x)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC;

	(xi)	FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities Advisors LLC;

(xii)
Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of each of FIG LLC, Fortress Principal Investment Holdings IV LLC, and Drawbridge Special Opportunities Offshore GP LLC;

	(xiii)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

	(xiv)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

	(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

	(c)	Citizenship:

Each of Drawbridge DSO Securities LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Offshore GP LLC, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund Ltd. and Drawbridge Special Opportunities Offshore Fund Ltd. is a company organized under the laws of the Cayman Islands. Drawbridge Special Opportunities Intermediate Fund L.P. is an exempted limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”).

	(e)	CUSIP Number:
042315101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	£ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	£ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	£ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	£ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	£ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	£ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	£ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	£ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	£ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	£ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of the date of this filing, Drawbridge DSO Securities LLC is the beneficial owner of 450,000 shares of Common Stock currently issuable upon the exercise of certain warrants (the “Warrants”), and Drawbridge OSO Securities LLC is the beneficial owner of 50,000 shares of Common Stock currently issuable upon the exercise of the Warrants.

The percentages used in this Item 4 are calculated based on approximately 2,299,054 shares of common stock outstanding as of November 6, 2009, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 12, 2009, plus the Warrants beneficially owned by the applicable Reporting Person.  However, the exercise of the Warrants held by the Reporting Person is subject to certain limitations as per the Issuer’s Warrant Agreement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009) and the Issuer’s Articles of Amendment and Restatement (as filed with the U.S. Securities and Exchange Commission on November 12, 2009).  As per the referenced documents, no person may beneficially own or constructively own shares in excess of 9.8 percent of the outstanding common stock of the Issuer.

A.	Drawbridge DSO Securities LLC
	(a)	Amount beneficially owned: 450,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 450,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 450,000

B.	Drawbridge OSO Securities LLC
	(a)	Amount beneficially owned: 50,000
	(b)	Percent of class: 2.13%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 50,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 50,000

C.	Drawbridge Special Opportunities Fund LP
	(a)	Amount beneficially owned: 450,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 450,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 450,000

D.	Drawbridge Special Opportunities Fund Ltd.
	(a)	Amount beneficially owned: 50,000
	(b)	Percent of class: 2.13%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 50,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 50,000

E.	Drawbridge Special Opportunities GP LLC
	(a)	Amount beneficially owned: 450,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 450,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 450,000

F.	Drawbridge Special Opportunities Intermediate Fund L.P.
	(a)	Amount beneficially owned: 50,000
	(b)	Percent of class: 2.13%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 50,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 50,000

G.	Drawbridge Special Opportunities Offshore GP LLC
	(a)	Amount beneficially owned: 50,000
	(b)	Percent of class: 2.13%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 50,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 50,000

H.	Drawbridge Special Opportunities Offshore Fund Ltd.
	(a)	Amount beneficially owned: 50,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 50,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 50,000

I.	Drawbridge Special Opportunities Advisors LLC
	(a)	Amount beneficially owned: 500,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 500,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 500,000

J.	Fortress Principal Investment Holdings IV LLC
	(a)	Amount beneficially owned: 450,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 450,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 450,000

K.	FIG LLC
	(a)	Amount beneficially owned: 500,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 500,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 500,000

L.	Fortress Operating Entity I LP
	(a)	Amount beneficially owned: 500,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 500,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 500,000

M.	FIG Corp.
	(a)	Amount beneficially owned: 500,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 500,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 500,000

N.	Fortress Investment Group LLC
	(a)	Amount beneficially owned: 500,000
	(b)	Percent of class: 9.80%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 500,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 500,000

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE DSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE OSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES INTERMEDIATE FUND L.P.

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE GP LLC its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE FUND LTD.

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: General Counsel

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
FIG LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
FORTRESS OPERATING ENTITY I LP

By:	FIG CORP. its general partner

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
FIG CORP.

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 2009
FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary, VP and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
1
Joint Filing Agreement, dated November 23, 2009, by and among Drawbridge DSO Securities LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities Intermediate Fund L.P., Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Offshore GP LLC, Drawbridge Special Opportunities Offshore Fund Ltd., Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp., and Fortress Investment Group LLC.